EXHIBIT 99.1

                                                                   PRESS RELEASE


                   SEACOR HOLDINGS ANNOUNCES EXECUTIVE CHANGES


HOUSTON, TEXAS
September 7, 2005

FOR IMMEDIATE RELEASE -- SEACOR Holdings Inc. (NYSE:CKH) announced today that Randall Blank, currently SEACOR's Executive Vice President, Chief Financial Officer, and Secretary will assume full-time responsibility as President and CEO of its environmental division, SEACOR Environmental Services Inc., ("SES") and that Richard Ryan will assume the position of Chief Financial Officer for SEACOR. Alice Gran, SEACOR's Senior Vice President and General Counsel, will become Corporate Secretary.

Charles Fabrikant, Chairman and CEO of SEACOR remarked, "Ran and I have worked together for the past 21 years and co-founded SEACOR in 1989. He has been instrumental in every transaction that has made the Company what it has become today. For the past three years Ran has also overseen the growth of our environmental unit, primarily consisting of the National Response Corporation and The O'Brien's Group, and has been the driving force in developing its international presence. Our goal is to grow our environmental business more aggressively. Ran has a wealth of experience in mergers and acquisitions, and is the ideal leader to capitalize on SES' potential. We are also excited about the prospects for Applied Process Technology, Inc., a SEACOR investment which provides innovative, waste-free technologies for clean water. Fortunately we have depth in management allowing us to fill Ran's shoes by bringing in a highly qualified individual who has been with us almost 10 years and is familiar with our culture. Richard Ryan also headed the transition team responsible for integrating Seabulk and SEACOR."

Mr. Ryan started his career as a certified accountant in the UK Atomic Energy Authority. He has 28 years experience in the offshore industry, and has worked in Houston, Singapore, France and the United Kingdom. Mr. Ryan, who most recently served as SEACOR Marine International's Chief Operating Officer, will be succeeded in that role by Clyde Camburn, who has served as international controller for the offshore marine group for the last three years.

In a related executive change, Matthew Cenac, currently SEACOR's Controller, will become SEACOR's Chief Accounting Officer and will relocate to Fort Lauderdale, Florida. Lenny Dantin, currently Vice President and Chief Accounting Officer, will remain in the Company's Morgan City, Louisiana office and assist with other financial matters.

SEACOR is a global provider of marine support and transportation service, primarily to the energy and chemical industries. SEACOR and its subsidiaries provide customers with a full suite of marine-related services including offshore services, U.S. coastwise shipping, inland river services, helicopter services, environmental services, and offshore and harbor towing services. SEACOR is uniquely focused on providing highly responsive local service, combined with the highest safety standards, innovative technology, modern efficient equipment, and dedicated, professional employees.

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This release includes "forward-looking statements" within the meaning of the
Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the oil and gas industry, the operation of Offshore Marine Services and Helicopter Services in a highly competitive environment, changes in foreign political, military and economic conditions, the dependence of Offshore Marine Services and Helicopter Services on several customers, industry fleet capacity, the ongoing need to replace aging vessels, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, safety record requirements related to Offshore Marine Services and Helicopter Services, changes in foreign and domestic oil and gas exploration and production activity, vessel and helicopter-related risks of Offshore Marine Services and Helicopter Services, effects of adverse weather conditions and seasonality on Helicopter Services, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and our ability to comply with such regulation and other governmental regulation, changes in NRC's OSRO classification, effects of adverse weather and river conditions and seasonality on inland river operations, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, liability in connection with providing spill response services, the effect of international economic and political factors in inland river operations, the intense competition faced by Inland River Services, adequacy of insurance coverage, currency exchange fluctuations, the attraction and retention of qualified personnel by the Company, and various other matters, many of which are beyond the Company's control and other factors. The words "estimate," "project," "intend," "believe," "plan" "goal" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forwardlooking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 of our Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which we incorporate by reference.

For additional information, contact Timothy McKeand, Vice President, at (954) 524-4200 ext. 820 or visit SEACOR's website at www.seacorholdings.com.